OFFER TO PURCHASE AND CONSENT STATEMENT

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                           OFFER TO PURCHASE FOR CASH
                ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING
        SERIES OF ITS SERIAL PREFERRED STOCK, PAR VALUE $100 PER SHARE,
                        AT THE FOLLOWING PURCHASE PRICES

 SERIES                                                            CUSIP NO.     PURCHASE PRICE
---------                                                        -------------  -----------------
  3.75%    Cumulative Preferred Stock                            649840-20-4        $   72.00
 4 1/2%    Cumulative Preferred Stock (Series 1949)              649840-70-9        $   89.50
  4.40%    Cumulative Preferred Stock                            649840-40-2        $   87.50
  4.15%    Cumulative Preferred Stock (Series 1954)              649840-50-1        $   82.50
  4.15%    Cumulative Preferred Stock                            649840-2*-5        $   82.50

                            ------------------------

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
               CONSENT STATEMENT WITH RESPECT TO THE ABOVE-LISTED
                      SERIES OF ITS SERIAL PREFERRED STOCK
--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON MARCH 26, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    New York State Electric & Gas Corporation (the "Company"), a New York corporation and a subsidiary of Energy East Corporation ("EEC"), invites the holders of shares (the "Shares") of the series of serial preferred stock listed above (each a "Series of Preferred," and a holder thereof, a "Preferred Shareholder") of the Company, to tender any and all of their Shares for purchase at the applicable purchase price per Share listed above, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Statement and in the accompanying Letter of Transmittal and Consent (which together constitute the "Offer"). The Company will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions set forth in the Offer. See "Terms of the Offer."

    Concurrently with the Offer, the Board of Directors of the Company is soliciting consents (the "Consent Solicitation") from the holders of the Company's outstanding serial preferred stock (which consists of each Series of Preferred included in this Offer, together with the Company's 6.30% Serial Preferred Stock (Cumulative, $100 Par Value) (the "6.30% Series")) in connection with a proposal to permit the issuance by the Company of up to $1.2 billion of unsecured indebtedness in excess of all other unsecured indebtedness presently authorized, permitted or previously consented to (the "Proposal"). See "Proposal and Consent Solicitation." The 6.30% Series and each of the Series of Preferred included in this Offer are referred to collectively as the "Outstanding Serial Preferred Stock."

    WHILE PREFERRED SHAREHOLDERS WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER NEED NOT GRANT THEIR CONSENT TO THE PROPOSAL, THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE APPROVAL OF THE PROPOSAL BY HOLDERS OF AT LEAST A MAJORITY OF THE VOTES OF SHARES OF THE OUTSTANDING SERIAL PREFERRED STOCK ENTITLED TO BE CAST, CONSIDERED TOGETHER AS ONE CLASS. THE OFFER FOR ANY ONE SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. SEE "TERMS OF THE OFFER--NUMBER OF SHARES; PURCHASE PRICES" AND "TERMS OF THE OFFER--CONDITIONS OF THE OFFER."

    If, but only if, a Preferred Shareholder validly consents to the Proposal with respect to Shares but such Shares are not tendered pursuant to the Offer and the Proposal is approved, the Company will make a special cash payment to such Preferred Shareholder in an amount equal to $1.00 for each such Share (the "Special Cash Payment"). Consents must be returned by the Expiration Date (as defined herein) for the applicable Series of Preferred. Those Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per Share listed above and will not be entitled to the Special Cash Payment. See "Proposal and Consent Solicitation."

                                                  (COVER CONTINUED ON NEXT PAGE)
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              SALOMON SMITH BARNEY

March 1, 1999

(CONTINUATION OF COVER)

    The Company will pay a solicitation fee for Shares tendered, accepted for payment and paid for pursuant to the Offer and for Shares with respect to which a consent is granted but which are not tendered pursuant to the Offer, subject to certain conditions. See "Fees and Expenses."

                            ------------------------

 NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, NOR ANY OF ITS OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER
                 SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT
          PREFERRED SHAREHOLDERS GRANT THEIR CONSENT TO THE PROPOSAL.

                            ------------------------

 THIS OFFER TO PURCHASE AND CONSENT STATEMENT IS FIRST BEING MAILED ON OR ABOUT
                                 MARCH 1, 1999.
   THE RECORD DATE WITH RESPECT TO THE CONSENT SOLICITATION IS MARCH 5, 1999.

                            ------------------------

    THE 3.75% CUMULATIVE PREFERRED STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE"). EACH OTHER SERIES OF PREFERRED IS TRADED IN THE OVER-THE-COUNTER MARKET (THE "OTC") AND IS NOT LISTED ON ANY NATIONAL SECURITIES EXCHANGE. MARKET PRICE INFORMATION, IF AVAILABLE, FOR EACH SERIES OF PREFERRED IS SET FORTH IN THIS DOCUMENT UNDER THE CAPTION "PRICE RANGE OF SHARES; DIVIDENDS." PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL AND CONSENT. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                   IMPORTANT

    A Preferred Shareholder whose Shares are held by a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender, or to consent to the Proposal without tendering, Shares. Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares and/or consent to the Proposal with respect to such Shares, must complete and sign the applicable Letter of Transmittal and Consent in accordance with the instructions in such Letter of Transmittal and Consent, mail or deliver the same and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") at one of the addresses set forth on the back cover of this document, and, if tendering Shares, deliver the certificates for such Shares to the Depositary, along with the applicable Letter of Transmittal and Consent, or tender such Shares pursuant to the procedure for book-entry transfer set forth herein, on or prior to the Expiration Date. ALTHOUGH TENDERS OF SHARES VIA BOOK-ENTRY TRANSFER WILL BE EFFECTED THROUGH THE AUTOMATED TENDER OFFER PROGRAM ("ATOP") OF THE DEPOSITORY TRUST COMPANY ("DTC"), ALL SUCH TENDERS MUST BE ACCOMPANIED BY A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND CONSENT (TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS) WHICH MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE.

    Any Preferred Shareholder who desires to tender his or her Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer--Procedure for Tendering Shares."

    EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND CONSENT. FAILURE TO USE THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT WILL CAUSE A TENDER AND/OR CONSENT TO BE INVALID. FOR YOUR CONVENIENCE, THE LETTERS OF TRANSMITTAL AND CONSENT HAVE BEEN COLOR-CODED AS FOLLOWS:

                        SERIES                                  COLOR
------------------------------------------------------  ----------------------
3.75% Cumulative Preferred Stock                        Light Yellow
4 1/2%  Cumulative Preferred Stock (Series 1949)        Light Red
4.40% Cumulative Preferred Stock                        Light Gray
4.15% Cumulative Preferred Stock (Series 1954)          Lavendar
4.15% Cumulative Preferred Stock                        Light Blue

    The same Letter of Transmittal and Consent may not be used to tender Shares and to grant consent with respect to other Shares which are not being tendered. A Preferred Shareholder tendering a portion of his or her Shares and granting a consent with respect to other Shares without tendering such Shares must submit two separate Letters of Transmittal and Consent, one with respect to the tendered Shares and one with respect to the Shares for which a consent is granted but which are not tendered.

    Questions or requests for assistance may be directed to Georgeson & Company, Inc. (the "Information Agent") or to Salomon Smith Barney Inc. ("Salomon Smith Barney" or the "Dealer Manager") at their respective telephone numbers and addresses as set forth on the back cover of this document. Requests for additional copies of this document, the applicable Letter of Transmittal and Consent or other tender offer or consent materials should be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1
Terms of the Offer.........................................................................................           6
  Number of Shares; Purchase Prices........................................................................           6
  Expiration Date; Extension of Tender Period..............................................................           6
  Procedure for Tendering Shares...........................................................................           7
  Withdrawal Rights........................................................................................           9
  Acceptance of Shares for Payment and Payment of Purchase Price...........................................          10
  Conditions of the Offer..................................................................................          10
  Termination; Amendments..................................................................................          12

Proposal and Consent Solicitation..........................................................................          14
  Introduction.............................................................................................          14
  Special Cash Payment.....................................................................................          14
  Record Date; Voting Securities; Required Vote............................................................          15
  Consents.................................................................................................          15
  Procedural Instructions..................................................................................          16
  Revocation of Consents...................................................................................          16
  Appraisal Rights.........................................................................................          17
  Cost of Solicitation.....................................................................................          17
  Security Ownership of Certain Beneficial Owners and Management...........................................          17
  Reasons for the Proposal; Certain Effects of the Proposal................................................          17

Price Range of Shares; Dividends...........................................................................          18

Purpose of the Offer; Certain Effects of the Offer.........................................................          20

Rating Agencies............................................................................................          22

Certain Federal Income Tax Considerations..................................................................          22
  Tax Considerations for Tendering Preferred Shareholders..................................................          22
  Tax Considerations for Non-Tendering Preferred Shareholders..............................................          23
  Backup Withholding.......................................................................................          23

Source and Amount of Funds.................................................................................          24

Transactions and Agreements Concerning the Shares..........................................................          24

Fees and Expenses..........................................................................................          24

Certain Information Regarding the Company..................................................................          26

Summary of Financial Information...........................................................................          26

Incorporation of Additional Information....................................................................          27

Miscellaneous..............................................................................................          27

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC DETAILS CONTAINED IN THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL AND CONSENT AND ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO. PREFERRED SHAREHOLDERS ARE URGED TO READ THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL AND CONSENT IN THEIR ENTIRETY. EACH OF THE CAPITALIZED TERMS USED IN THIS SUMMARY AND NOT DEFINED HEREIN HAS THE MEANING SET FORTH ELSEWHERE IN THIS DOCUMENT.

                                  THE COMPANY

    The Company is a combination electric and gas utility company engaged in the business of purchasing, transmitting and distributing electricity and purchasing, transporting and distributing natural gas. The service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. The service territory has an area of 19,900 square miles and a population of 2,400,000. The mailing address of the principal executive office of the Company is P.O. Box 3287, Ithaca, New York, 14852-3287, and the telephone number is (607) 347-4131.

                                   THE OFFER

Series of Preferred Subject to the         All outstanding shares of 3.75% Cumulative
  Offer..................................  Preferred Stock, par value $100 per share (the
                                           "3.75% Series")

                                           All outstanding shares of 4 1/2% Cumulative
                                           Preferred Stock (Series 1949), par value $100
                                           per share (the "4 1/2% Series")

                                           All outstanding shares of 4.40% Cumulative
                                           Preferred Stock, par value $100 per share (the
                                           "4.40% Series")

                                           All outstanding shares of 4.15% Cumulative
                                           Preferred Stock (Series 1954), par value $100
                                           per share (the "4.15% (1954) Series")

                                           All outstanding shares of 4.15% Cumulative
                                           Preferred Stock, par value $100 per share (the
                                           "4.15% Series")

Shares Outstanding.......................  150,000 shares of the 3.75% Series
                                           40,000 shares of the 4 1/2% Series
                                           55,200 shares of the 4.40% Series
                                           35,200 shares of the 4.15% (1954) Series
                                           14,000 shares of the 4.15% Series

The Purchase Prices......................  $72.00 per share for the 3.75% Series
                                           $89.50 per share for the 4 1/2% Series
                                           $87.50 per share for the 4.40% Series
                                           $82.50 per share for the 4.15% (1954) Series
                                           $82.50 per share for the 4.15% Series

Expiration Date..........................  With respect to each Series of Preferred, the
                                           Offer expires on the later of 12:00 midnight,
                                           New York City time, on March 26, 1999, and the
                                           latest time and date to which the Offer with
                                           respect to such Series of Preferred is extended
                                           (the "Expiration Date").

Purpose of the Offer.....................  The Company believes that the purchase of the
                                           Shares and approval of the Proposal will provide
                                           the Company

                                           the flexibility to obtain financing on terms
                                           more advantageous to the Company than would
                                           otherwise be the case. In addition, the Offer
                                           gives Preferred Shareholders the opportunity to
                                           sell their Shares at a price which the Company
                                           believes to be a premium to generally prevailing
                                           market prices on the date of the announcement of
                                           the Offer without the usual transaction costs
                                           associated with a market sale. The Company
                                           expects to cancel any Shares purchased pursuant
                                           to the Offer and restore such Shares to the
                                           status of authorized but unissued shares. See
                                           "Purpose of the Offer; Certain Effects of the
                                           Offer."

Dividends................................  The April 1999 dividend has been declared on the
                                           Company's Outstanding Serial Preferred Stock,
                                           payable on April 1, 1999 to holders of record on
                                           March 10, 1999. A Preferred Shareholder who is
                                           entitled to receive the April 1999 dividend will
                                           receive such dividend even if he or she tenders
                                           Shares prior to March 10, 1999. Tendering
                                           Preferred Shareholders whose Shares are
                                           purchased pursuant to the Offer will not be
                                           entitled to any dividends in respect of any
                                           later dividend periods (or any portion thereof).

Conditions...............................  The Offer is conditioned on the approval of the
                                           Proposal by holders of at least a majority of
                                           the votes of shares of the Outstanding Serial
                                           Preferred Stock entitled to be cast, considered
                                           together as one class. The Offer is also subject
                                           to certain other conditions. See "Terms of the
                                           Offer--Conditions of the Offer."

Independent Offers.......................  The Offer for any one Series of Preferred is
                                           independent of the Offer for any other Series of
                                           Preferred. The Offer is not conditioned upon the
                                           tender of a minimum number of Shares of any
                                           Series of Preferred.

How to Tender Shares.....................  A Preferred Shareholder whose Shares are held by a broker, dealer, commercial bank, trust company
                                           or nominee must contact such broker, dealer,
                                           commercial bank, trust company or nominee if he
                                           or she desires to tender such Shares. Any
                                           Preferred Shareholder desiring to accept the
                                           Offer and tender all or any portion of his or
                                           her Shares must complete and sign the applicable
                                           Letter of Transmittal and Consent, in accordance
                                           with the instructions in such Letter of
                                           Transmittal and Consent, mail or deliver the
                                           same and any other required documents to the
                                           Depositary, and either (i) deliver the
                                           certificates for such Shares to the Depositary,
                                           along with the applicable Letter of Transmittal
                                           and Consent, or (ii) tender such Shares pursuant
                                           to the procedure for book-entry transfer set
                                           forth herein, on or prior to the Expiration
                                           Date.

                                           Although tenders of Shares via book-entry
                                           transfer will be effected through DTC's ATOP
                                           system, all such tenders must be accompanied by
                                           a properly completed Letter of Transmittal and
                                           Consent.

                                           The same Letter of Transmittal and Consent may
                                           not be used to tender Shares and to grant
                                           consent with respect to other Shares which are
                                           not being tendered. A Preferred Shareholder
                                           tendering a portion of his or her Shares and
                                           granting a consent with respect to other Shares
                                           without tendering such Shares must submit two
                                           separate Letters of Transmittal and Consent, one
                                           with respect to the tendered Shares and one with
                                           respect to the Shares for which a consent is
                                           granted but which are not tendered. See "Terms
                                           of the Offer--Procedure for Tendering Shares."

Guaranteed Delivery......................  Any Preferred Shareholder who desires to tender his or her Shares and whose certificates for
                                           such Shares are not immediately available, or
                                           who cannot comply in a timely manner with the
                                           procedure for book-entry transfer, should tender
                                           such Shares by following the procedures for
                                           guaranteed delivery set forth below under "Terms
                                           of the Offer--Procedure for Tendering Shares."

Withdrawal Rights........................  Tendered Shares may be withdrawn at any time until the Expiration Date with respect to such
                                           Series of Preferred and, unless previously
                                           accepted for payment, may also be withdrawn
                                           after April 23, 1999. A consent accompanying any
                                           tendered Shares that are withdrawn will not be
                                           considered revoked unless the Preferred
                                           Shareholder specifically revokes such consent as
                                           described herein. See "Terms of the
                                           Offer--Withdrawal Rights."

Stock Transfer Tax.......................  Except as described herein, the Company will pay or cause to be paid any stock transfer taxes
                                           with respect to the sale and transfer of any
                                           Shares to it or its order pursuant to the Offer.
                                           See "Terms of the Offer-- Acceptance of Shares
                                           for Payment and Payment of Purchase Price" and
                                           Instruction 6 of the applicable Letter of
                                           Transmittal and Consent.

Brokerage Commissions....................  No brokerage commissions will be payable by
                                           Preferred Shareholders in connection with the
                                           Offer.

Fees.....................................  The Company will pay a solicitation fee to
                                           Soliciting Dealers (as hereinafter defined) of
                                           $1.50 per Share for Shares that are tendered,
                                           accepted for payment and paid for pursuant to
                                           the Offer (except that for transactions for
                                           beneficial owners whose ownership equals or
                                           exceeds 2,500 Shares, the Company will pay a
                                           solicitation fee of $1.00 per Share). A
                                           Soliciting Dealer

                                           will not be entitled to a solicitation fee for
                                           Shares beneficially owned by such Soliciting
                                           Dealer. The Company will also pay certain
                                           additional fees to the Dealer Manager. See "Fees
                                           and Expenses."

                                 THE CONSENT SOLICITATION

The Proposal.............................  Concurrently with the Offer, the Board of
                                           Directors of the Company is soliciting consents
                                           from the holders of the Company's Outstanding
                                           Serial Preferred Stock in connection with the
                                           Proposal to permit the issuance by the Company
                                           of up to $1.2 billion of unsecured indebtedness
                                           in excess of all other unsecured indebtedness
                                           presently authorized, permitted or previously
                                           consented to under the Company's Restated
                                           Certificate of Incorporation, as amended (the
                                           "Charter"). The Company believes that the
                                           ability to issue additional unsecured
                                           indebtedness will provide the Company the
                                           flexibility to obtain financing on terms more
                                           advantageous to the Company than would otherwise
                                           be the case. The Proposal will become effective
                                           when duly completed, valid and unrevoked
                                           consents of the holders of at least a majority
                                           of the votes of shares of the Outstanding Serial
                                           Preferred Stock entitled to be cast are
                                           delivered to the Company. Consents in respect of
                                           Shares tendered will not be deemed to be
                                           delivered to the Company until such Shares are
                                           accepted for payment and paid for pursuant to
                                           the Offer. See "Proposal and Consent
                                           Solicitation-- Reasons for the Proposal; Certain
                                           Effects of the Proposal."

Record Date..............................  March 5, 1999.

Who May Consent..........................  Preferred Shareholders who are the holders of record as of the Record Date with respect to
                                           shares of the Company's Outstanding Serial
                                           Preferred Stock may grant their consent to the
                                           Proposal regardless of whether they tender
                                           Shares.

Consent Return Date......................  Preferred Shareholders MUST return their consents by the Expiration Date for the
                                           applicable Series of Preferred.

Special Cash Payment.....................  If, but only if, a Preferred Shareholder validly consents to the Proposal with respect to Shares
                                           but such Shares are not tendered pursuant to the
                                           Offer and the Proposal is approved, the Company
                                           will make the Special Cash Payment to such
                                           Preferred Shareholder in an amount equal to
                                           $1.00 for each such Share. Those Preferred
                                           Shareholders who validly tender their Shares
                                           will be entitled only to the purchase price per
                                           Share specified herein and will not be entitled
                                           to the Special Cash Payment.

How to Consent...........................  Preferred Shareholders who wish to consent to the Proposal but not tender Shares pursuant to
                                           the Offer must complete the portion of the
                                           applicable Letter of Transmittal and Consent
                                           with respect to the granting of the consent, in
                                           accordance with the instructions in the
                                           applicable Letter of Transmittal and Consent,
                                           but should not send certificates or effect a
                                           book-entry transfer of their Shares.

                                           The same Letter of Transmittal and Consent may
                                           not be used to tender Shares and to grant
                                           consent with respect to other Shares which are
                                           not being tendered. A Preferred Shareholder
                                           tendering a portion of his or her Shares and
                                           granting a consent with respect to other Shares
                                           without tendering such Shares must submit two
                                           separate Letters of Transmittal and Consent, one
                                           with respect to the tendered Shares and one with
                                           respect to the Shares for which a consent is
                                           granted but which are not tendered. See
                                           "Proposal and Consent Solicitation-- Procedural
                                           Instructions."

Revocation of Consents...................  Executed consents may be revoked at any time prior to the time that the Proposal becomes
                                           effective, provided that a written, dated
                                           revocation which clearly identifies the consent
                                           being revoked is executed and delivered to the
                                           Depositary at the address set forth on the back
                                           cover of this document. A revocation may be in
                                           any written form validly signed by the record
                                           holder as of the Record Date as long as it
                                           clearly states that the consent previously given
                                           is no longer effective. See "Proposal and
                                           Consent Solicitation--Revocation of Consents."

Solicitation Fees........................  If the Proposal is approved, the Company will pay a solicitation fee to Soliciting Dealers of
                                           $.50 per Share for Shares that are not tendered
                                           pursuant to the Offer but in respect of which a
                                           consent is validly granted. See "Fees and
                                           Expenses."

                                 QUESTIONS AND INFORMATION

Information Agent........................  Questions regarding how to tender and consent and requests for additional copies of this
                                           document and the applicable Letter of
                                           Transmittal and Consent should be directed to
                                           Georgeson & Company, Inc., the Information
                                           Agent, at (800) 223-2064 or at its address on
                                           the back cover hereof. Banks and brokers call
                                           collect (212) 440-9800.

Dealer Manager...........................  Questions regarding the terms of the Offer and the Consent Solicitation should be directed to
                                           Salomon Smith Barney, the Dealer Manager for the
                                           Offer, at (800) 558-3745 or at its address on
                                           the back cover hereof.

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICES

    Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal and Consent, the Company will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer-- Withdrawal Rights") at the purchase price per Share listed below, net to the seller in cash:

                       $72.00 per share for the 3.75% Series
                       $89.50 per share for the 4 1/2% Series
                       $87.50 per share for the 4.40% Series
                       $82.50 per share for the 4.15% (1954) Series
                       $82.50 per share for the 4.15% Series

    On February 28, 1999, there were issued and outstanding 150,000 shares of the 3.75% Series; 40,000 shares of the 4 1/2% Series; 55,200 shares of the 4.40% Series; 35,200 shares of the 4.15% (1954) Series; and 14,000 shares of the 4.15% Series.

    The Offer is conditioned upon, among other things, the approval of the Proposal by holders of at least a majority of the votes of shares of the Outstanding Serial Preferred Stock entitled to be cast, considered together as one class. The Offer is subject to certain other conditions. The Offer for any one Series of Preferred is not conditioned upon any minimum number of shares of such Series of Preferred being tendered and is independent of the Offer for any other Series of Preferred. See "Terms of the Offer-- Conditions of the Offer."

    The Offer is being sent to all persons in whose names Shares are registered on the books of the Company as of the close of business on February 19, 1999 as well as to all persons in whose names Shares are registered on the books of the Company as of the Record Date. No record date is fixed for determining which persons are permitted to tender Shares. However, only the holders of record as of the Record Date are permitted to grant their consent to the Proposal.

    NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED.

EXPIRATION DATE; EXTENSION OF TENDER PERIOD

    With respect to each Series of Preferred, the Expiration Date for the Offer is the later of 12:00 midnight, New York City time, on March 26, 1999, and the latest time and date to which the Offer with respect to such Series of Preferred is extended.

    The Company expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof, without extending the period of time during which the Offer for any other Series of Preferred is open. During any such extension, all Shares of the subject Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer--Withdrawal Rights." There is no assurance whatsoever that the Company will exercise its right to extend the Offer for any Series of Preferred. The Company may decide with respect to a Series of Preferred, in its sole discretion, to (i) decrease the number of Shares of such Series of Preferred being sought, (ii) increase or decrease the consideration offered in the Offer to holders of such Series of Preferred or (iii) increase or decrease the Soliciting Dealers' fees. If, at the time that notice of such increase or decrease is first published, sent or given to holders of such Series of Preferred in the manner specified herein and the Offer for such Series of Preferred is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first published, sent or given, then such Offer will be extended until at least the expiration of such ten business day period. The Company may be required to extend the Offer if certain other material changes are made. See "Terms of the Offer--Termination; Amendments." For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

PROCEDURE FOR TENDERING SHARES

    TENDERING SHARES. To validly tender Shares pursuant to the Offer, Preferred Shareholders must either:

        (a) send to the Depositary, or arrange for the Depositary to receive, prior to the Expiration Date (at one of its addresses set forth on the back cover of this document), a properly completed and duly executed Letter of Transmittal and Consent together with any required signature guarantees and any other documents required by the Letter of Transmittal and Consent, and either (i) send to the Depositary, or arrange for the Depositary to receive, at one of such addresses, certificates for the Shares to be tendered or (ii) effect delivery of such Shares pursuant to the procedures for book-entry transfer described herein (in which case, a confirmation of such delivery must also be received by the Depositary); or

        (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

    A Preferred Shareholder whose Shares are held by a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender, or to consent to the Proposal without tendering, Shares.

    In tendering, please use the applicable Letter of Transmittal and Consent:

                        SERIES                                  COLOR
------------------------------------------------------  ----------------------
3.75% Series                                            Light Yellow
4 1/2% Series                                           Light Red
4.40% Series                                            Light Gray
4.15% (1954) Series                                     Lavendar
4.15% Series                                            Light Blue

    The same Letter of Transmittal and Consent may not be used to tender Shares and to grant consent with respect to other Shares which are not being tendered. A Preferred Shareholder tendering a portion of his or her Shares and granting a consent with respect to other Shares without tendering such Shares must submit two separate Letters of Transmittal and Consent, one with respect to the tendered Shares and one with respect to the Shares for which a consent is granted but which are not tendered.

    A tender of Shares made pursuant to any method of delivery set forth herein or in the applicable Letter of Transmittal and Consent in accordance with the terms hereof and such Letter of Transmittal and Consent will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

    The Depositary will establish an account with respect to the Shares at DTC (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date hereof, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the transfer of such Shares into the Depositary's account in accordance with the procedures of DTC's ATOP system. ALL TENDERS OF SHARES VIA DTC'S ATOP SYSTEM MUST BE ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT (TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS) WHICH MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE. Delivery of such Letter of Transmittal and Consent and any other required documents other than to the Depositary will not constitute a valid tender.

    If Shares are registered in the name of a person other than the signatory on the applicable Letter of Transmittal and Consent, or if not all Shares represented by a certificate are tendered in the Offer and the unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as described below. See Instructions 4 and 7 to the Letter of Transmittal and Consent.

    THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PREFERRED SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of the Company, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

    FOR FURTHER INFORMATION IN TENDERING SHARES, CALL THE INFORMATION AGENT OR THE DEALER MANAGER OR CONSULT YOUR BROKER FOR ASSISTANCE.

    SIGNATURE GUARANTEES. In general, all signatures on a Letter of Transmittal and Consent must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). However, signatures on a Letter of Transmittal and Consent need not be guaranteed if (a) the Letter of Transmittal and Consent is signed by the registered owner of the Shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Consent, (b) such Shares are tendered for the account of an Eligible Institution or (c) the Letter of Transmittal and Consent is being used solely for the purpose of granting a consent with respect to Shares which are not being tendered pursuant to the Offer. See Instructions 1 and 5 of the Letter of Transmittal and Consent.

    GUARANTEED DELIVERY PROCEDURE. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery and Consent, substantially in the form provided by the Company herewith, is received (with any required signatures or signature guarantees) by the Depositary on or prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares in proper form for transfer or a book-entry confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and Consent and any other documents required by the Letter of Transmittal and Consent, are received by the Depositary no later than 5:00 p.m., New York City time, within three business days after the date of delivery of such Notice of Guaranteed Delivery and Consent.

    THE NOTICE OF GUARANTEED DELIVERY AND CONSENT MAY BE DELIVERED BY HAND OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY AND CONSENT. ELIGIBLE INSTITUTIONS MAY DELIVER THE NOTICE OF GUARANTEED DELIVERY AND CONSENT BY FACSIMILE TRANSMISSION.

    In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Consent is received by the Depositary within the applicable time limit.

    AVOIDING BACKUP WITHHOLDING TAX WHEN TENDERING. To avoid federal income tax backup withholding equal to 31% of the gross payment made pursuant to the Offer or, alternatively, the Special Cash Payment, each tendering Preferred Shareholder and each non-tendering Preferred Shareholder who grants his or her consent to the Proposal must notify the Depositary of such Preferred Shareholder's correct taxpayer identification number and provide certain other information by properly completing and executing the Substitute Form W-9 included in the Letter of Transmittal and Consent (or, in the case of a foreign preferred shareholder, must complete and execute Form W-8 obtainable from the Depositary). See "Certain Federal Income Tax Considerations--Backup Withholding."

    EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 23, 1999, unless previously accepted for payment as provided herein.

    A consent accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such consent as described below under "Proposal and Consent Solicitation--Revocation of Consents."

    To be effective, a written notice of withdrawal must be timely received by the Depositary (at one of its addresses set forth on the back cover hereof) and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the tendering Preferred Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following the procedures described in "Terms of the Offer--Procedure for Tendering Shares" at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, and its determination will be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE

    Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer--Withdrawal Rights." Thereafter, payment for all Shares accepted pursuant to the Offer will be made by the Depositary by check as promptly as practicable after the Expiration Date. Notwithstanding any other provision hereof, in all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for, or a confirmation of a book-entry transfer with respect to, such Shares, a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees and any other required documents. Accordingly, tendering Preferred Shareholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers are actually received by the Depositary.

    The Company will be deemed to have accepted for payment (and thereby have purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral and written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for tendering Preferred Shareholders for the purpose of receiving payment from the Company and transmitting payment to such Preferred Shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE OR BE PAID ON AMOUNTS TO BE PAID BY THE COMPANY TO TENDERING PREFERRED SHAREHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Certificates for all Shares not validly tendered or accepted for payment will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable, without expense to the tendering Preferred Shareholder.

    If the conditions to the Offer are not satisfied (or waived by the Company), the Company will not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer--Conditions of the Offer."

    The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if not all Shares represented by a certificate are tendered in the Offer and the unpurchased Shares are to be registered in the name of, any person other than the registered owner of the Shares, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Consent, the amount of any stock transfer or other taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Each Preferred Shareholder will be responsible for paying any income or gross receipts taxes imposed by any jurisdiction by reason of the sale of the Shares and/or the Special Cash Payment. See Instruction 6 to the Letter of Transmittal and Consent; see also "Proposal and Consent Solicitation--Special Cash Payment" and "Certain Federal Income Tax Considerations."

CONDITIONS OF THE OFFER

    THE COMPANY WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES TENDERED IF THE PROPOSAL IS NOT APPROVED BY HOLDERS OF AT LEAST A MAJORITY OF THE VOTES OF SHARES OF THE OUTSTANDING SERIAL PREFERRED STOCK ENTITLED TO BE CAST, CONSIDERED TOGETHER AS ONE CLASS, AS DESCRIBED UNDER "PROPOSAL AND CONSENT SOLICITATION--RECORD DATE; VOTING SECURITIES; REQUIRED VOTE."

    In addition, notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any tendered Shares of any Series of Preferred, and may terminate or amend the Offer with respect to such Series of Preferred (by oral or written notice to the Depositary and timely public announcement) or may postpone (subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares of such Series of Preferred that are tendered, if at any time on or after February 28, 1999, and on or before the Expiration Date, any of the following shall have occurred:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the reasonable judgment of the Company, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company, or of EEC and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of EEC or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or EEC or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company (including materially increasing the effective interest cost of certain types of unsecured debt); or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company, or of EEC and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of EEC or any of its subsidiaries;

        (c) there shall have occurred (i) any significant decrease in the market price of the Shares of such Series of Preferred; (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of the Company, would or might have a material adverse effect on the Company's business, operations, prospects or ability to obtain financing generally or the trading in the Shares or other equity securities of the Company or EEC; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in the Company's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States; (iv) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (v) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the OTC; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's reasonable judgment, a material acceleration or worsening thereof;
    (vii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Composite 500 Stock Index by an amount in excess of 15% measured from February 28, 1999; or (viii) a decline in the ratings accorded any of the Company's securities by Standard & Poor's Rating Services ("S&P"), Moody's Investors Service, Inc. ("Moody's") or Duff & Phelps, Inc. ("D&P") during the period beginning February 28, 1999, or an announcement by S&P, Moody's or D&P that it has placed any such rating under surveillance or review with negative implications;

        (d) any tender or exchange offer with respect to some or all of the Outstanding Serial Preferred Stock of the Company (other than the Offer) or other equity securities of the Company or EEC, or a merger, acquisition or other business combination proposal for the Company or EEC, shall have been proposed, announced or made by any person or entity; or

        (e) there shall have occurred any event or events that have resulted, or in the Company's reasonable judgment may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of the Company, or of EEC and its subsidiaries taken as a whole; and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

    The foregoing conditions (including the condition that the Proposal be approved) are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to the failure of any such condition to be satisfied, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. A decision by the Company to terminate or otherwise amend the Offer, following the occurrence of any of the foregoing or the failure of any condition to be satisfied, with respect to one Series of Preferred will not create an obligation on behalf of the Company to terminate or otherwise amend in a similar manner the Offer with respect to any other Series of Preferred. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

TERMINATION; AMENDMENTS

    The Company expressly reserves the right, in its sole discretion, to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer), upon the occurrence of any of the events described in paragraphs (a) through (e) under "Terms of the Offer--Conditions of the Offer" or the failure of any condition specified under "Terms of the Offer--Conditions of the Offer" to be satisfied on or prior to the Expiration Date (in either case, by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof).

    Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably calculated to inform such Preferred Shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to an appropriate news service.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will disclose promptly such change and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought or a change in the dealer's solicitation fee) will depend on the facts and circumstances, including the relative materiality of such terms of information. The Securities and Exchange Commission (the "Commission") has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. Pursuant to Rule 13e-4(f)(1), if the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the Company publishes, sends or gives to Preferred Shareholders a notice that it will (i) increase or decrease the price it will pay for Shares, (ii) decrease the percentage of Shares it seeks, or
(iii) increase or decrease the Soliciting Dealers' fees, the Offer will be extended until the expiration of such ten business day period.

    THE OFFER FOR ANY ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF THE COMPANY EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ANY ONE SERIES OF PREFERRED FOR ANY REASON, THE COMPANY WILL HAVE NO OBLIGATION TO EXTEND OR AMEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

                       PROPOSAL AND CONSENT SOLICITATION

INTRODUCTION

    In addition to the Offer, this document relates to the solicitation of consents by the Board of Directors of the Company with respect to the Proposal. A separate Consent Statement is being mailed to the holders of the Company's 6.30% Series, since the 6.30% Series is not included in the Offer.

    Under the Company's Charter, the Company cannot, without the consent, granted in writing without a meeting, or by a vote at a meeting, of the holders of at least a majority of the votes entitled to be cast by the holders of the aggregate number of shares of the Outstanding Serial Preferred Stock, considered together as one class, issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness, other than for the refunding of outstanding debt securities theretofore issued or assumed by the Company or for the redemption or retirement of all the shares of the Outstanding Serial Preferred Stock, if, immediately after such issue or assumption, the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness then outstanding would exceed: (a) 10% of the sum of (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then to be outstanding and (ii) the capital and surplus of the Company as then stated on its books; plus (b) $10,000,000 (which additional amount was approved by the holders of the Company's serial preferred stock in 1957); in addition, unsecured indebtedness that the Company issues in connection with financing pollution control facilities is specifically excluded from the calculation of unsecured indebtedness pursuant to the consent of the holders of the Company's serial preferred stock given in 1975 (collectively the "Present Limitation"). At present, this would entitle the Company to have outstanding approximately $200 million in unsecured indebtedness, of which approximately $94.4 million is presently outstanding, in addition to unsecured indebtedness issued or to be issued in connection with financing pollution control facilities. The Company is seeking the consent of the holders of the Outstanding Serial Preferred Stock to the issuance by the Company of up to $1.2 billion of unsecured indebtedness in excess of the Present Limitation. The Company believes that the ability to issue additional unsecured indebtedness will provide the Company the flexibility to obtain financing on terms more advantageous to the Company than would otherwise be the case.

    WHILE PREFERRED SHAREHOLDERS WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER NEED NOT GRANT THEIR CONSENT TO THE PROPOSAL, THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSAL BEING APPROVED BY THE REQUISITE VOTES OF THE OUTSTANDING SERIAL PREFERRED STOCK. However, Preferred Shareholders need not tender their Shares in order to consent to the Proposal. Only holders of record of the Company's Outstanding Serial Preferred Stock as of the Record Date will be entitled to grant consents.

SPECIAL CASH PAYMENT

    Subject to the terms and conditions set forth in this document, if, but only if, a Preferred Shareholder validly consents to the Proposal with respect to Shares but such Shares are not tendered and the Proposal is approved, the Company will make the Special Cash Payment to such Preferred Shareholder in an amount equal to $1.00 for each such Share.

    PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. RATHER, SUCH PREFERRED SHAREHOLDERS WILL BE ENTITLED TO ONLY THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS DOCUMENT.

    IF A HOLDER OF THE COMPANY'S OUTSTANDING SERIAL PREFERRED STOCK DOES NOT VALIDLY CONSENT TO THE PROPOSAL OR ABSTAINS, SUCH HOLDER SHALL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT (REGARDLESS OF WHETHER THE PROPOSAL IS APPROVED).

RECORD DATE; VOTING SECURITIES; REQUIRED VOTE

    The Record Date for determining those holders of the Company's Outstanding Serial Preferred Stock entitled to grant consents to the Proposal will be March 5, 1999. The Company has six series of Outstanding Serial Preferred Stock and the record holders of all shares of the Company's Outstanding Serial Preferred Stock will be considered together as one class with respect to the Proposal. Each share of Outstanding Serial Preferred Stock is entitled to one vote per share with respect to the Proposal. The shares of Outstanding Serial Preferred Stock on February 28, 1999, were as follows:

                                                                                                         SHARES
SERIES                                                                                                 OUTSTANDING
-----------------------------------------------------------------------------------------------------  -----------
3.75% Series.........................................................................................     150,000
4 1/2% Series........................................................................................      40,000
4.40% Series.........................................................................................      55,200
4.15% (1954) Series..................................................................................      35,200
4.15% Series.........................................................................................      14,000
6.30% Series.........................................................................................     250,000
                                                                                                       -----------
Total................................................................................................     544,400

    The consent of the holders of record as of the Record Date of at least a majority of the votes of shares of the Outstanding Serial Preferred Stock entitled to be cast, considered together as one class, is required to approve the Proposal. Thus, in order for the Proposal to be approved, the Company must receive the consents of the holders representing at least 272,201 votes of shares of the Outstanding Serial Preferred Stock.

    PLEASE NOTE THAT THE FOLLOWING ACTIONS WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSAL: (A) FAILING TO PROPERLY EXECUTE, DATE AND RETURN A LETTER OF TRANSMITTAL AND CONSENT OR (B) EXECUTING, DATING AND RETURNING A LETTER OF TRANSMITTAL AND CONSENT MARKED "WITHHOLD CONSENT" OR "ABSTAIN" AS TO THE PROPOSAL.

    IF A RETURNED LETTER OF TRANSMITTAL AND CONSENT IS EXECUTED AND DATED BUT NOT MARKED WITH RESPECT TO THE PROPOSAL, THE SHAREHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

    The approval of the holders of the Company's common stock is not required for the Proposal to be approved, and no consent is being solicited from such holders.

CONSENTS

    The Company is a New York corporation and is, therefore, subject to the New York Business Corporation Law (the "BCL"). The BCL permits action without a meeting by less than unanimous written consent of shareholders where any provision in a certificate of incorporation so provides. The Company's Charter provides that so long as any shares of the Company's serial preferred stock are outstanding, a majority of the votes entitled to be cast by the holders of the aggregate number of shares of serial preferred stock then outstanding may consent in writing without a meeting to the Company's issuance of unsecured indebtedness in excess of the Present Limitation.

    The Proposal will become effective when duly completed, valid and unrevoked consents to the Proposal, signed by the holders of record as of the Record Date of at least a majority of the votes of shares of the Company's Outstanding Serial Preferred Stock entitled to be cast, are delivered to the Company. Consents accompanying tendered Shares will not be deemed delivered to the Company unless and until the tendered Shares are accepted for payment and paid for. Preferred Shareholders MUST return their consents by the Expiration Date for the applicable Series of Preferred.

    YOUR CONSENT IS BEING SOLICITED BY THE COMPANY'S BOARD, WHICH RECOMMENDS THAT YOU GRANT YOUR CONSENT TO THE PROPOSAL.

PROCEDURAL INSTRUCTIONS

    Only holders of record of the Company's Outstanding Serial Preferred Stock as of the Record Date will be entitled to grant their consents.

    If a Preferred Shareholder is a record holder of Shares as of the Record Date, such Preferred Shareholder may consent to, withhold consent to or abstain with respect to the Proposal by marking the "CONSENT," "WITHHOLD CONSENT" or "ABSTAIN" box, as applicable, within the applicable Letter of Transmittal and Consent (and the Notice of Guaranteed Delivery and Consent) and signing, dating and returning it promptly in the enclosed postage-paid envelope. PREFERRED SHAREHOLDERS GRANTING THEIR CONSENT TO THE PROPOSAL MUST USE THE CONSENT FORM THAT IS A PART OF THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT, WHETHER OR NOT SHARES ARE BEING TENDERED PURSUANT TO THE OFFER.

    A Preferred Shareholder may grant a consent to the Proposal but not tender Shares pursuant to the Offer. In such case, the Preferred Shareholder should complete the consent form in the applicable Letter of Transmittal and Consent but should not send certificates or effect a book-entry transfer of his or her Shares.

    The same Letter of Transmittal and Consent may not be used to tender Shares and to grant consent with respect to other Shares which are not being tendered. A Preferred Shareholder tendering a portion of his or her Shares and granting a consent with respect to other Shares without tendering such Shares must submit two separate Letters of Transmittal and Consent, one with respect to the tendered Shares and one with respect to the Shares for which a consent is granted but which are not tendered.

    If a Preferred Shareholder withholds consent or abstains, such Preferred Shareholder will not be entitled to receive the Special Cash Payment in respect of his or her Shares. Any beneficial owner of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial owner whose Shares are registered in the name of such owner's broker, dealer, commercial bank, trust company or other nominees) must arrange with the record holder to execute and deliver a consent form on such beneficial owner's behalf.

    All questions as to the form and the validity (including the time of receipt) of consents and the eligibility for the Special Cash Payment will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all consents that (i) it determines are not in proper form or (ii) the acceptance of or the payment of the Special Cash Payment with respect to which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any consent. None of the Company, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defect or irregularity in a consent, nor shall any of them incur any liability for failure to give any such notice.

REVOCATION OF CONSENTS

    Executed consents may be revoked at any time prior to the time that the Proposal becomes effective, provided that a written, dated revocation which clearly identifies the consent being revoked is executed and delivered to the Depositary at the address set forth on the back cover of this document. A revocation may be in any written form validly signed by the record holder as of the Record Date as long as it clearly states that the consent previously given is no longer effective. Withdrawal of Shares tendered pursuant to the Offer will not itself revoke a properly executed consent.

    All questions as to the form and validity (including time of receipt) of any notice of revocation will be determined by the Company, in its sole discretion, and its determination will be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of revocation or will incur any liability for failure to give any such notification.

APPRAISAL RIGHTS

    No appraisal rights under the BCL are available in connection with the Proposal.

COST OF SOLICITATION

    The Company will bear the cost of the solicitation of consents by the Board. Consents will be solicited by mail or by telephone. In addition, officers and employees of the Company and its affiliates may also solicit consents personally or by telephone; such persons will receive no additional compensation for these services. The Company has engaged Georgeson & Company, Inc. to act as Information Agent in connection with the Offer and the solicitation of consents for a fee of $15,000, and reasonable out-of-pocket expenses. The Information Agent has not been retained to make, and will not make, solicitations or recommendations, other than conveying information related to the recommendations of the Board, in connection with the Proposal.

    In connection with Salomon Smith Barney's engagement as Dealer Manager in connection with the Offer, employees of Salomon Smith Barney will communicate in person, by telephone or otherwise with Preferred Shareholders for the purpose of assisting in the solicitation of consents in connection with the Proposal. If the Proposal is approved, Salomon Smith Barney will receive a fee of $.50 per Share for Shares not tendered but in respect of which a valid consent is delivered. In addition, in connection with the solicitation of consents with respect to the 6.30% Series, if the Proposal is approved, Salomon Smith Barney will receive a fee of $.50 per share of the 6.30% Series in respect of which a valid consent is delivered. In connection with the Offer, Salomon Smith Barney will receive certain additional fees with respect to Shares that are tendered, accepted for payment and paid for as described below under "Fees and Expenses."

    If the Proposal is approved, Soliciting Dealers who solicit tenders and/or consents will receive certain fees as described below under "Fees and Expenses."

    The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's Outstanding Serial Preferred Stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The Company's Outstanding Serial Preferred Stock are the only securities of the Company whose consent is required with respect to the Proposal. There were approximately 500 holders of record of shares of the Company's Outstanding Serial Preferred Stock as of February 19, 1999.

    Generally, under Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the shares of the Company's Outstanding Serial Preferred Stock as of February 19, 1999 and none of the Company's directors or executive officers own any shares of the Company's Outstanding Serial Preferred Stock.

REASONS FOR THE PROPOSAL; CERTAIN EFFECTS OF THE PROPOSAL

    The Company believes that the approval of the Proposal would provide the Company with greater flexibility to obtain financing on terms more advantageous to the Company than would otherwise be the case. It would enable the Company to issue unsecured debt to meet future financing requirements and for other corporate purposes. Given that the utility industry is extremely capital intensive, controlling and minimizing financing costs are essential ingredients to operating efficiently in the new competitive environment. As competition has intensified in the utility industry, financial flexibility and financial cost structure have become increasingly important to the success of the Company.

    The Company believes that approval of the Proposal will play an important role in increasing the financial flexibility and improving the financial cost structure of the Company. Historically, the Company's long-term debt financing has been accomplished through the issuance of first mortgage bonds. The issuance of first mortgage bonds is generally more costly to the Company than unsecured indebtedness because of the added expense of the New York mortgage recording tax, which is generally approximately 0.8% of the principal amount of bonds being issued. The Company anticipates changing the mix of debt securities toward more issuances on an unsecured basis.

    At present, the Company cannot have outstanding more than approximately $200 million of unsecured indebtedness (in addition to unsecured indebtedness issued or to be issued to finance pollution control facilities) without the required consent of the Company's Outstanding Serial Preferred Stock but can incur secured indebtedness without such consent. Accordingly, to the extent the Proposal allows the Company to incur a greater amount of total indebtedness, and such indebtedness increases the credit risks of the Company, the market price and credit rating of the Outstanding Serial Preferred Stock could decline.

                        PRICE RANGE OF SHARES; DIVIDENDS

    The 3.75% Series is traded on the NYSE, while the 4 1/2% Series, 4.40% Series, 4.15% (1954) Series, and 4.15% Series are traded in the OTC. As of February 25, 1999 the last reported sale price on the NYSE for the 3.75% Series was $62.50 (on February 25, 1999). There were no sales prices available for the 4 1/2% Series, 4.40% Series, 4.15% (1954) Series, and 4.15% Series. Preferred Shareholders should be aware that the Shares of each Series of Preferred trade only sporadically and on a limited basis and, therefore, the last reported sales price may not necessarily reflect the then-current market value of the Shares.

    PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

    The following table sets forth the cash dividends paid for the fiscal quarters indicated for each Series of Preferred, the trading symbols, if any, and the high and low sales price of the 3.75% Series on the NYSE. Bid quotations in the OTC for the 4 1/2% Series, 4.40% Series, 4.15% (1954) Series and 4.15% Series were not available. The Company makes no representations as to the accuracy of the information related to the high and low sales prices or bid quotations.

         DIVIDENDS AND PRICE RANGES OF SERIES OF PREFERRED BY QUARTERS
               (1997, 1998 AND 1999 (THROUGH FEBRUARY 25, 1999))

                                        1997--QUARTERS                         1998--QUARTERS                  1999
                                -------------------------------  ------------------------------------------  ---------
                                   2ND        3RD        4TH        1ST        2ND        3RD        4TH        1ST
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
3.75% SERIES (NGEPR)
Dividends Per Share...........  $   .9375  $   .9375  $   .9375  $   .9375  $   .9375  $   .9375  $   .9375  $   .9375
Sales Price--$ Per Share......
  --High......................      51.00      53.00      59.00      62.00      63.00      62.75      62.00      62.50
  --Low.......................      46.25      47.75      51.00      58.00      59.00      60.13      59.25      60.00

4 1/2% SERIES (NGEGP)
Dividends Per Share...........  $   1.125  $   1.125  $   1.125  $   1.125  $   1.125  $   1.125  $   1.125  $   1.125
Bid Quotations not available

4.40% SERIES (NGESM)
Dividends Per Share...........  $   1.110  $   1.110  $   1.110  $   1.110  $   1.110  $   1.110  $   1.110  $   1.110
Bid Quotations not available

4.15% (1954) SERIES (NGEGM)
Dividends Per Share...........  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375
Bid Quotations not available

4.15% SERIES
Dividends Per Share...........  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375  $  1.0375
Bid Quotations not available

    The holders of the Company's Outstanding Serial Preferred Stock are entitled to receive, if, when and as declared by the Board, cash dividends at the annual rate specified for such preferred stock, and no more, cumulative and payable quarterly on each January 1, April 1, July 1 and October 1. To date, the Company has timely made all quarterly dividend payments on the Company's Outstanding Serial Preferred Stock.

    The April 1999 dividend has been declared on the Company's Outstanding Serial Preferred Stock, payable on April 1, 1999 to holders of record on March 10, 1999. A tender and purchase of Shares pursuant to the Offer will not deprive a Preferred Shareholder of his or her right to receive the April 1999 dividend on Shares held of record on March 10, 1999, regardless of whether such Shareholder tenders his or her Shares in the Offer prior to that date. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

               PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    The Company believes that the purchase of the Shares and approval of the Proposal at this time will provide the Company the flexibility to obtain financing on terms more advantageous to the Company than would otherwise be the case. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which the Company believes to be a premium to generally prevailing market prices on the date of the announcement of the Offer without the usual transaction costs associated with a market sale. The Company expects to cancel any Shares purchased pursuant to the Offer and restore such Shares to the status of authorized but unissued shares.

    TRADING AND LIQUIDITY. Any purchase of Shares of any Series of Preferred by the Company in the Offer will reduce the number of Shares of that Series of Preferred that might otherwise trade publicly or become available for purchase and/or sale and will likely reduce the number of owners of Shares of that Series of Preferred, which could adversely affect the liquidity and market value and increase the price volatility of the Shares of that Series of Preferred not purchased in the Offer.

    Equity securities which are less liquid because of a smaller outstanding market value available for trading (the "float") may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for Shares of a Series of Preferred that are not tendered and purchased in the Offer may be affected adversely to the extent that the amount of Shares of that Series of Preferred purchased pursuant to the Offer reduces the float. The reduced float of a Series of Preferred may also make the trading price of the Shares of that Series of Preferred that are not tendered and accepted for payment more volatile. If the Offer is completed with respect to any Series of Preferred, there can be no assurance that any trading market will exist for such Series of Preferred following consummation of the Offer. To the extent a market continues to exist for the Shares following consummation of the Offer for a Series of Preferred, Shares of that Series of Preferred may trade at a discount compared to current trading, depending on the market for shares with similar features, the performance of the Company and other factors. There is no assurance that an active market in the Shares will exist and no assurance as to the prices at which the Shares may trade following the Offer.

    The Shares are currently registered under Section 12(g) of the Exchange Act, except the 3.75% Series, which is registered under Section 12(b) of the Exchange Act. If the Shares currently registered under Section 12(g) of the Exchange Act are no longer held by 300 or more owners of record, the Company may apply to the Commission for termination of such registration. In addition, the Company may apply to delist and deregister the 3.75% Series. Such actions may substantially reduce the information required to be furnished by the Company to holders of the Shares and could make certain provisions of the Exchange Act no longer applicable to the Company.

    As of February 19, 1999, there were 371 registered holders of the 3.75% Series, 33 registered holders of the 4 1/2% Series, 38 registered holders of the 4.40% Series, 28 registered holders of the 4.15% (1954) Series, and 2 registered holders of the 4.15% Series.

    FUTURE PURCHASES. After the consummation of the Offer, the Company may purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers, or otherwise. However, there can be no assurance the Company will effect any such purchase. Any such purchase may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to that Series of Preferred. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and legal restrictions on the Company's ability to purchase Shares, as well as general economic and market conditions.

    REDEMPTION OF SHARES; TERMS OF PREFERRED. Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute a notice of redemption of any Series of Preferred pursuant to the Company's Charter, nor does the Company intend to effect any such redemption by making the Offer. Further, the Offer does not constitute a waiver by the Company of any option it has to redeem Shares.

    Shares which are not tendered will continue to be subject to their current redemption and liquidation provisions. The Series of Preferred are redeemable at the option of the Company in whole or in part upon not less than thirty days and not more than ninety days notice at the applicable redemption prices plus accrued and unpaid dividends up to the date fixed for redemption. The 3.75% Series is redeemable at a price equal to $104.00 per share, the 4 1/2% Series is redeemable at a price equal to $103.75 per share, the 4.40% Series is redeemable at a price equal to $102.00 per share, the 4.15% (1954) Series is redeemable at a price equal to $102.00 per share and the 4.15% Series is redeemable at a price equal to $101.00 per share. The holders of the Series of Preferred have no preemptive or conversion rights.

    The amount or amounts per share payable in cash to the holders of a Series of Preferred on any voluntary or involuntary liquidation, dissolution or winding-up of the Company will be the amount or amounts (not less than the par value thereof plus all dividends accumulated and unpaid thereon) fixed for such Series of Preferred, and no more, before any amount may be paid to, or assets distributed among, holders of stock ranking junior to such Series of Preferred. The amount per share payable on a Series of Preferred in the event of any voluntary liquidation, dissolution or winding-up of the Company shall be the amount per share at which such Shares could be redeemed (other than through a sinking fund, if any) as set forth above, and the amount per share payable on the Series of Preferred in the event of any involuntary liquidation, dissolution or winding-up shall be the par value thereof, together in each case with an amount equal to accrued unpaid dividends to the date of such liquidation, dissolution or winding-up.

    FUTURE CORPORATE ACTION. Following the consummation of the Offer, the Company expects that the business and operations of the Company will be continued substantially as they are currently being conducted. Except as disclosed herein and in the documents incorporated by reference, the Company has no plans or proposals that would relate to or result in (a) the acquisition by any person or entity of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Charter or any actions that may impede the acquisition of control of the Company by any person; (h) a class of equity securities of the Company being delisted from a national securities exchange; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

    However, in order to adapt to the increasingly competitive environment in which EEC and the Company operate, they will evaluate and consider a wide array of potential business strategies. These may include business combinations or acquisitions involving other utility or non-utility businesses or properties, and internal restructurings or reorganizations involving EEC and/or the Company. Furthermore, the Company and its affiliates may engage in other new business ventures. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of the Company and its affiliates.

                                RATING AGENCIES

    Moody's and S&P (the "Rating Agencies") have been advised of the Proposal. The Rating Agencies have advised the Company that the adoption of the Proposal, in and of itself, will not result in a reduction of the Outstanding Serial Preferred Stock's current ratings.

    Ratings are not recommendations to purchase, hold or sell shares of the Outstanding Serial Preferred Stock inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the Rating Agencies by the Company and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain United States federal income tax considerations with respect to the sale of Shares pursuant to the Offer and the receipt of Special Cash Payments in connection with the approval of the Proposal. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this document may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, or Preferred Shareholders who acquired their Shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes). PREFERRED SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used herein, the term "United States Preferred Shareholder" means (i) a citizen or resident of the United States for United States federal income tax purposes; (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. A "Non-United States Preferred Shareholder" is a Preferred Shareholder that is not a United States Preferred Shareholder.

TAX CONSIDERATIONS FOR TENDERING PREFERRED SHAREHOLDERS

    UNITED STATES PREFERRED SHAREHOLDERS. A United States Preferred Shareholder will recognize a gain or loss equal to the difference between the tax basis of such Preferred Shareholder's Shares and the amount of cash received in exchange therefor. A United States Preferred Shareholder's gain or loss will be a capital gain or loss. Capital gains of individuals derived in respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    NON-UNITED STATES PREFERRED SHAREHOLDERS. Any capital gain realized upon the sale of Shares by a Non-United States Preferred Shareholder pursuant to the Offer generally will not be subject to United States federal income tax unless
(i) such gain is effectively connected with the conduct of a trade or business in the United States of the Non-United States Preferred Shareholder, or (ii) in the case of a Non-United States Preferred Shareholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. A Non-United States Preferred Shareholder described in clause (i) above will be taxed on the net capital gain derived from the sale at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, an individual Non-United States Preferred Shareholder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States losses (notwithstanding the fact that the individual is not considered a resident of the United States).

TAX CONSIDERATIONS FOR NON-TENDERING PREFERRED SHAREHOLDERS

    UNITED STATES PREFERRED SHAREHOLDERS. There is no direct authority concerning the federal income tax consequences of the receipt of Special Cash Payments. The Company will, for information reporting purposes, treat Special Cash Payments as ordinary non-dividend income to recipient United States Preferred Shareholders.

    NON-UNITED STATES PREFERRED SHAREHOLDERS. The Company will treat Special Cash Payments paid to a Non-United States Preferred Shareholder as subject to withholding of United States federal income tax at a 30% rate. However, Special Cash Payments that are effectively connected with the conduct of a trade or business by the Non-United States Preferred Shareholder within the United States are not subject to the withholding tax (provided such Non-United States Preferred Shareholder provides two originals of IRS Form 4224 stating that such Special Cash Payments are so effectively connected), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rates as may be specified by an applicable income tax treaty).

    A Non-United States Preferred Shareholder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

BACKUP WITHHOLDING

    ANY UNITED STATES PREFERRED SHAREHOLDER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT (OR, IN THE CASE OF A NON-UNITED STATES PREFERRED SHAREHOLDER, FORM W-8, OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH PREFERRED SHAREHOLDER PURSUANT TO THE OFFER OR, ALTERNATIVELY, THE SPECIAL CASH PAYMENT. To prevent backup withholding, a United States Preferred Shareholder must provide the Depositary with the Preferred Shareholder's correct taxpayer identification number and certify that the Preferred Shareholder is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal and Consent. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Preferred Shareholder to qualify for such exemption, such Preferred Shareholder must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a Non-United States Preferred Shareholder to qualify as an exempt recipient, the Non-United States Preferred Shareholder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Depositary. Any amount paid to Non-United States Preferred Shareholders that is subject to the 31% backup withholding will not be subject to the 30% withholding tax discussed above under "Tax Considerations for Non-Tendering Preferred Shareholders--Non-United States Preferred Shareholders."

    The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                           SOURCE AND AMOUNT OF FUNDS

    Assuming that the Company purchases all outstanding Shares pursuant to the Offer, the total amount required by the Company to purchase such Shares will be approximately $24,023,000, including fees and other expenses. The Company intends to fund the Offer through the issuance of commercial paper.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

    Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor any of its affiliates, directors or executive officers, or associates of the foregoing, has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither the Company nor, to the knowledge of the Company, any of its directors or executive officers or an associate of the foregoing, is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of the Company.

                               FEES AND EXPENSES

    DEALER MANAGER FEES. Salomon Smith Barney will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager a fee of an amount equal to $.50 per Share for each Share tendered, accepted for payment and paid for pursuant to the Offer and, if the Proposal is approved, $.50 per Share for each Share with respect to which a consent is validly granted but which is not tendered pursuant to the Offer and $.50 for each share of the 6.30% Series with respect to which a consent is validly granted. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer and the Consent Solicitation. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking services to the Company. The Dealer Manager has received, and will continue to receive, customary compensation from the Company for such services.

    The Company has retained ChaseMellon Shareholder Services, L.L.C., as Depositary, and Georgeson & Company, Inc., as Information Agent, in connection with the Offer and the Consent Solicitation. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for reasonable out-of-pocket expenses, including attorney fees. Compensation to be paid to the Information Agent for its services is set forth under "Proposal and Consent Solicitation--Cost of Solicitation." Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer and the Consent Solicitation.

    SOLICITATION FEES. The Company will pay a solicitation fee to Soliciting Dealers of an amount equal to $1.50 per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, in which case the Company will pay a solicitation fee equal to $1.00 per Share). If the Proposal is approved, the

Company will pay a solicitation fee to Soliciting Dealers of $.50 per Share for Shares that are not tendered pursuant to the Offer but in respect of which a consent to the Proposal is validly granted. With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable pursuant to this paragraph shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated (as herein described), in which case such fees shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fees payable pursuant to this paragraph shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager).

    A designated Soliciting Dealer is an entity obtaining the tender and/or consent, if the applicable Letter of Transmittal and Consent shall include its name under the heading "Solicited Tenders and/or Consents," and it is (a) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD, (b) a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (c) a bank or trust company.

    No such solicitation fee shall be payable to a Soliciting Dealer with respect to the tender and/or consent of Shares by a holder unless the Letter of Transmittal and Consent accompanying such tender and/ or consent designates such Soliciting Dealer. No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered or for which a consent has been granted for such Soliciting Dealer's own account. If tendered Shares or Shares for which a consent has been granted are registered in the name of such Soliciting Dealer, no such fee shall be payable unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered and/or a consent is being granted for the benefit of one or more beneficial owners identified on the applicable Letter of Transmittal and Consent. Preferred Shareholders should complete the "Solicited Tenders and/or Consents" box in the applicable Letter of Transmittal and Consent to designate a Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer and Consent Solicitation.

    Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organization in connection with the Offer and Consent Solicitation consist solely of forwarding to clients materials relating to the Offer and Consent Solicitation, including the applicable Letter of Transmittal and Consent, and tendering Shares or granting consents as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer or whether to grant or refrain from granting a consent. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the Offer and Consent Solicitation, the term "solicit" shall be deemed to mean no more than "processing shares tendered or consents" or "forwarding to customers materials regarding the Offer and Consent Solicitation."

    BY ACCEPTING ANY SOLICITATION FEE, A PERSON SHALL BE DEEMED TO HAVE REPRESENTED THAT: (I) IT HAS COMPLIED WITH THE APPLICABLE REQUIREMENTS OF THE EXCHANGE ACT, AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER, IN CONNECTION WITH SUCH SOLICITATION; (II) IT IS ENTITLED TO SUCH COMPENSATION FOR SUCH SOLICITATION UNDER THE TERMS AND CONDITIONS OF THE OFFER; (III) IN SOLICITING TENDERS OF SHARES AND/OR CONSENTS, IT HAS USED NO SOLICITING MATERIALS OTHER THAN THOSE FURNISHED BY THE COMPANY; AND (IV) IF IT IS A FOREIGN BROKER OR DEALER NOT ELIGIBLE FOR MEMBERSHIP IN THE NASD, IT HAS AGREED TO CONFORM TO THE NASD'S RULES OF FAIR PRACTICE IN MAKING SOLICITATIONS.

    STOCK TRANSFER TAXES. The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Consent.

                   CERTAIN INFORMATION REGARDING THE COMPANY

    The Company is a combination electric and gas utility company engaged in the business of purchasing, transmitting and distributing electricity and purchasing, transporting and distributing natural gas. The service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. The service territory has an area of 19,900 square miles and a population of 2,400,000. The mailing address of the principal executive office of the Company is P.O. Box 3287, Ithaca, New York, 14852-3287, and the telephone number is (607) 347-4131.

    On May 1, 1998, EEC became the parent of the Company pursuant to an Agreement and Plan of Share Exchange between EEC and the Company. Each share of the Company's outstanding common stock was exchanged for one share of EEC's common stock. The Company's common stock was then delisted from the NYSE. The serial preferred stock and debt of the Company were not exchanged and remain securities of the Company.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Such information about the Company is also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In connection with the Offer, the Company has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission that includes certain additional information relating to the Offer. The Company's Schedule 13E-4 will not be available at the Commission's regional offices.

                        SUMMARY OF FINANCIAL INFORMATION

    Set forth below is certain historical financial information of the Company. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and from the unaudited financial statements included in the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and September 30, 1997. Additional financial information is incorporated by reference herein as described below.

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                            YEAR ENDED DECEMBER 31,           (UNAUDITED)
                                                           --------------------------  --------------------------
                                                               1997          1996          1998          1997
                                                           ------------  ------------  ------------  ------------
Operating Revenue (000)..................................  $  2,129,989  $  2,067,532  $  1,531,851  $  1,551,336
Net Income (000).........................................  $    184,553  $    178,241  $    156,408  $    136,529
Ratio of Earnings to Fixed Charges.......................          3.38          3.24          3.82          3.46
Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends..........................          3.22          3.09          3.64          3.29
Net Utility Plant in Service (000).......................  $  3,870,168  $  3,924,079  $  2,744,866  $  3,868,083

                                                                       AS OF SEPTEMBER 30,
                                                                           1998 ($000)
                                                                       --------------------
Long-term Debt.......................................................  $1,414,297      57.8%
Preferred Stock......................................................  $ 129,440        5.3%
Common Equity........................................................  $ 903,049       36.9%
                                                                       ---------  ---------
    Total Capitalization (excluding current maturities)..............  $2,446,786     100.0%

                    INCORPORATION OF ADDITIONAL INFORMATION

    The financial statements of the Company and related information included in its Annual Report on Form 10-K for the year ended December 31, 1997, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, each as filed with the Commission, are hereby incorporated by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the Expiration Date shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

    The Company will provide without charge to each person to whom a copy of this document has been delivered, on the written or oral request of any such person, a copy of any or all of its documents described above which have been incorporated or are deemed to be incorporated by reference in this document, other than exhibits to such documents. Such requests should be directed to Shareholder Services, New York State Electric & Gas Corporation, P.O. Box 3200, Ithaca, New York 14852-3200, at (800) 225-5643. The information relating to the Company contained in this document does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference.

                                 MISCELLANEOUS

    The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or if the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                       NEW YORK STATE ELECTRIC & GAS CORPORATION

                     QUESTIONS AND REQUESTS FOR ASSISTANCE

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE TELEPHONE NUMBERS AND ADDRESSES LISTED BELOW. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE AND CONSENT STATEMENT, THE LETTER OF TRANSMITTAL AND CONSENT OR OTHER TENDER OFFER OR CONSENT MATERIALS SHOULD BE DIRECTED TO THE INFORMATION AGENT, AND SUCH COPIES WILL BE FURNISHED PROMPTLY AT THE COMPANY'S EXPENSE. PREFERRED SHAREHOLDERS MAY ALSO CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY FOR ASSISTANCE CONCERNING THE OFFER.

                              THE DEALER MANAGER:
                              SALOMON SMITH BARNEY
                              390 Greenwich Street
                            New York, New York 10013
                     Attention: Liability Management Group
                                 (800) 558-3745

                             THE INFORMATION AGENT:

                          [GEORGESON & COMPANY, INC.]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800

                    All Others Call Toll-Free (800) 223-2064

    FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL AND CONSENT WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CONSENT, TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS, AND, IF APPLICABLE, CERTIFICATES FOR SHARES MUST BE SENT OR DELIVERED BY EACH TENDERING OR CONSENTING PREFERRED SHAREHOLDER TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH BELOW:

                                THE DEPOSITARY:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY MAIL:                       BY HAND:                 BY OVERNIGHT COURIER:
    Post Office Box 3301         120 Broadway, 13th Floor        85 Challenger Road-Mail
 South Hackensack, NJ 07606         New York, NY 10271                 Drop-Reorg
    Attn: Reorganization           Attn: Reorganization         Ridgefield Park, NJ 07660
          Department                    Department                Attn: Reorganization
                                                                       Department